UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       April 7, 2009

Oilsands Quest Inc.
(Exact name of registrant as specified in its charter)
Colorado
(State or other jurisdiction of incorporation)
001-32994	98-0461154
(Commission File Number)	(I.R.S. Employer Identification No.)

800, 326-11th Avenue SW Calgary, Alberta Canada	T2R 0C5
(Address of principal executive offices)	(Zip Code)

(403) 263-1623
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS FOR CERTAIN OFFICERS.
(d)	Election of Directors.

On April 7, 2009, Oilsands Quest Inc. (the “Company”) announced the appointment of Ronald Blakely to the Company’s Board of Directors, effective immediately. A copy of the press release announcing his appointment is attached hereto as Exhibit 99.1 and incorporated by reference herein.

As a non-employee director, Mr. Blakely’s compensation for his services as a director will be consistent with that of the Company’s other non-employee directors. Other than the standard compensation arrangements, there are no arrangements or understandings between Mr. Blakely and any other person pursuant to which he was appointed as a director. Mr. Blakely is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

The committee(s) of the board of directors to which Ronald Blakely will be appointed have not yet been determined. The Company will file an amendment to this Form 8-K within four business days after committee membership is determined.

(e)	Compensatory Arrangements for Certain Officers.

On April 9, 2009, the Company entered into an amended and restated employment agreement with Garth Wong, its Chief Financial Officer. The definition of “Triggering Event” in the employment agreement was amended to include the sale, lease or transfer by the Company of all or substantially all its assets (other than to a subsidiary, parent company, division, affiliate, predecessor or successor of the Company). This change is consistent with the definition of Triggering Event set forth in the employment agreements of the Company’s other named executive officers.

The foregoing description is qualified in its entirety by reference to Mr. Wong’s employment agreement, a copy of which will be filed with the Securities and Exchange Commission by the applicable deadline.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.
99.1	Press Release dated April 7, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 13, 2009

OILSANDS QUEST INC. (Registrant)
By:	/s/ Jamey Fitzgibbon
Name: Jamey Fitzgibbon Title: President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 7, 2009.